QUANTITATIVE MASTER SERIES TRUST, INC.

MASTER AGGREGATE BOND INDEX SERIES

FILE # 811-7885

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
6/7/00	Ford Motor Credit 7 7/8 6/15/10	$1,000,000	$4,500,000,000	Goldman Sachs
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